As filed with the Securities and Exchange Commission on July 15, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STERLITE INDUSTRIES (INDIA) LIMITED
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Republic of India	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Vedanta, 75 Nehru Road
Vile Parle (East)
Mumbai, Maharashtra 400-099
India
+(91-22) 6646-1000
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, address and telephone number of agent for service)

Copies to:

Michael W. Sturrock, Esq.
Rajiv Gupta, Esq.
Latham & Watkins LLP
9 Raffles Place
#42-02 Republic Plaza
Singapore 048619
Tel. No.: +(65) 6536-1161

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Aggregate Price	Aggregate Offering	Registration
Securities to be Registered	be Registered	per Unit	Price	Fee
Equity shares, par value Rs. 2 per share (1)(2)	(2)	(2)	(2)	(2)(3)

(1)	The equity shares may be represented by American Depositary Shares, each of which represents one equity share. American depositary shares issuable upon deposit of the equity shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-139102).
(2)	An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices. Includes equity shares initially offered and sold outside the United States that may be resold from time to time in the United States in transactions that require registration under the Securities Act.
(3)	Deferred in reliance on Rule 456(b) and Rule 457(r).

PROSPECTUS

Sterlite Industries (India) Limited

American Depositary Shares Representing Equity Shares

We may offer and sell the securities from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us. This prospectus provides you with a general description of the securities we may offer. Our American Depositary Shares, or ADSs, are listed on the New York Stock Exchange under the symbol “SLT.” Each ADS represents one equity share, par value Rs. 2 per share. Our equity shares are listed and traded in India on the National Stock Exchange of India Limited, or the NSE, and the Bombay Stock Exchange Limited, or the BSE.

Each time we or any security holder sell the securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectuses, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, before you invest in any of our securities.

The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” section contained in this prospectus, the applicable prospectus supplement, any related free writing prospectuses and in the documents we incorporate by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectuses to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2009.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, using an automatic shelf registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or any selling security holder may sell securities from time to time and in one or more offerings. This prospectus provides you with a summary description of our securities. Each time we or any selling security holder sells the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read this prospectus, the applicable prospectus supplement and any related free writing prospectuses together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

Unless otherwise stated in this prospectus or unless the context otherwise requires, references in this prospectus to “we”, “our”, “us”, “the Company” and “Sterlite” are to Sterlite Industries (India) Limited, Limited, its consolidated subsidiaries and its predecessors, collectively, including Monte Cello BV, or Monte Cello, Copper Mines of Tasmania Pty Ltd, or CMT, Thalanga Copper Mines Pty Ltd, or TCM, Bharat Aluminium Company Limited, or BALCO, Sterlite Energy Limited, or Sterlite Energy, Sterlite Opportunities and Ventures Limited, or SOVL, Hindustan Zinc Limited, or HZL, Fujairah Gold FZE, Sterlite (USA), Inc., or Sterlite USA, and Talwandi Sabo Power Limited, or TSPL. References to the “Vedanta group” are to Vedanta Resources plc, or Vedanta, and its subsidiaries. In this prospectus, references to “US” or “United States” are to the United States of America, its territories and its possessions. References to “India” are to the Republic of India. References to “$” or “US$” or “dollars” or “US dollars” are to the legal currency of the United States and references to “Rs.” or “rupees” or “Indian rupees” are to the legal currency of India. References to a particular “fiscal” year are to our fiscal year ended March 31 of such year.

Unless otherwise stated herein, all translations in this prospectus from Indian Rupees to US dollars are based on the noon buying rate in New York City for cable transfers in Indian Rupees as certified by the Federal Reserve Bank of New York on July 10, 2009, which was Rs. 48.76 per $1.00. No representation is made that the Indian rupee amounts have been, could have been or could be converted into US dollars at such a rate or any other rate.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Our website address is http://www.sterlite-industries.com. The information on our website, or the website of any of our subsidiaries or affiliates, including Vedanta and other members of the Vedanta group, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the ADS deposit agreement and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with them in this prospectus. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our registration statement on Form 8-A filed with the SEC on November 30, 2006;

•	Our Annual Report on Form 20-F for the fiscal year ended March 31, 2009 filed with the SEC on July 10, 2009 as amended by our Form 20-F/A filed with the SEC on July 14, 2009, collectively referred to in this prospectus as our Annual Report on Form 20-F; and

•	With respect to each offering of the securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference, in each case, that we file with or submit to the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Sterlite Industries (India) Limited
Vedanta, 75 Nehru Road,
Vile Parle (East),
Mumbai, Maharashtra 400-099,
India
Tel. No.: +(91-22) 6646-1000.

You should rely only on the information that we incorporate by reference or provide in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements as defined in the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements are subject to various risks and uncertainties and other factors, including those listed under “Risk Factors”.

Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “project,” “seek,” “should” and similar expressions. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that, although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions could be materially incorrect. Factors which could cause these assumptions to be incorrect include but are not limited to:

•	a decline or volatility in the prices of or demand for copper, zinc or aluminum;

•	events that could cause a decrease in our production of copper, zinc or aluminum;

•	unavailability or increased costs of raw materials for our products;

•	our actual economically recoverable copper ore, lead-zinc ore or bauxite reserves being lower than we have estimated;

•	our ability to expand our business, effectively manage our growth or implement our strategy, including our planned entry into the commercial power business;

•	our ability to retain our senior management team and hire and retain sufficiently skilled labor to support our operations;

•	regulatory, legislative and judicial developments and future regulatory actions and conditions in our operating areas;

•	increasing competition in the copper, zinc or aluminum industry;

•	political or economic instability in India or around the region;

•	worldwide economic and business conditions;

•	our ability to successfully consummate strategic acquisitions, including our proposed acquisition of substantially all of the operating assets of ASARCO LLC, or Asarco, a copper mining, smelting and refining company based in Tucson, Arizona, United States;

•	the outcome of outstanding litigation in which we are involved;

•	our ability to maintain good relations with our trade unions and avoid strikes and lock-outs;

•	any actions of our controlling shareholder, Vedanta;

•	our business’ future capital requirements and the availability of financing on favorable terms;

•	the continuation of tax holidays, exemptions and deferred tax schemes we enjoy;

•	changes in tariffs, royalties, customs duties and government assistance; and

•	terrorist attacks and other acts of violence, natural disasters and other environmental conditions and outbreaks of infectious diseases and other public health concerns in India, Asia and elsewhere.

In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans, objectives or projected financial results referred to in any of the forward-looking statements. Except as required by law, we do not undertake to release revisions of any of these forward-looking statements to reflect future events or circumstances.

OUR COMPANY

We are one of India’s largest non-ferrous metals and mining companies. We are one of the two custom copper smelters in India, the leading and only integrated zinc producer, and one of the five primary producers of aluminum. In addition to our three primary businesses of copper, zinc and aluminum, we are also developing a commercial power generation business in India that leverages our experience in building and managing captive power plants used to support our primary businesses. We believe our experience in operating and expanding our business in India will allow us to continue to capitalize on attractive growth opportunities arising from India’s large mineral reserves, relatively low cost of operations and large and inexpensive labor and talent pools. We believe we are also well positioned to take advantage of the significant growth in industrial production and investments in infrastructure in India, China, Southeast Asia and the Middle East, which we expect will continue to create strong demand for metals.

We were incorporated on September 8, 1975 under the laws of India and maintain a registered office at SIPCOT Industrial Complex, Madurai Bypass Road, T.V. Puram P.O., Tuticorin, State of Tamil Nadu 628 002, India. Our principal executive office is located at Vedanta, 75 Nehru Road, Vile Parle (East), Mumbai, Maharashtra 400-099, India and the telephone number for this office is +(91-22) 6646-1000. Our website address is http://www.sterlite-industries.com. Information contained on our website, or the website of any of our subsidiaries or affiliates, including Vedanta and other members of the Vedanta group, is not a part of this prospectus.

We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent to receive service of process with respect to any action brought against us in the US District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

RISK FACTORS

Please see the factors set forth under the heading “Risk Factors” in the applicable prospectus supplement and in our most recently filed Annual Report on Form 20-F, as amended, and in our updates, if any, to those Risk Factors in our reports on Form 6-K, together with all other information appearing in this prospectus or incorporated by reference into this prospectus and, if applicable, in any accompanying prospectus supplement before investing in any of the securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a limited liability company incorporated in India. A majority of our directors and executive officers are not residents of the United States and substantially all of our assets and the assets of those persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon those persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against those persons outside the jurisdiction of their residence, including judgments predicated solely upon US securities laws. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice.

Section 44A of the Indian Code of Civil Procedure, 1908, as amended, or the Civil Code, provides that where a foreign judgment has been rendered by a superior court in any country or territory outside of India which the Government of India has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India. However, the enforceability of such judgments is subject to the exceptions set forth in Section 13 of the Civil Code. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;

•	where the judgment has not been given on the merits of the case;

•	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

•	where the proceedings in which the judgment was obtained were opposed to natural justice;

•	where the judgment has been obtained by fraud; or

•	where the judgment sustains a claim founded on a breach of any law in force in India.

Section 44A of the Civil Code is applicable only to monetary decrees not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards.

If a judgment of a foreign court is not enforceable under Section 44A of the Civil Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Code and not by proceedings in execution. Accordingly, as the United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A, a judgment rendered by a court in the United States may not be enforced in India except by way of a suit filed upon the judgment.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. Generally, there are considerable delays in the disposition of suits by Indian courts.

A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the Reserve Bank of India, or the RBI, under the Indian Foreign Exchange Management Act, 1999, or FEMA, to repatriate any amount recovered pursuant to such enforcement. Any judgment in a foreign currency would be converted into Indian Rupees on the date of judgment and not on the date of payment.

DESCRIPTION OF THE SECURITIES

The following is a description of the terms and provisions of the equity shares and the ADSs representing equity shares we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

Set forth below is certain information relating to our share capital, including brief summaries of certain provisions of our Memorandum and Articles of Association, the Indian Companies Act, 1956, or the Indian Companies Act, the Securities Contracts (Regulation) Act, 1956, as amended, or the SCRA, and certain related legislation of India, all as currently in effect.

The following description of share capital is subject in its entirety to our Memorandum and Articles of Association, the provisions of the Indian Companies Act and other applicable provisions of Indian law.

The rights of shareholders described in this section are available only to our shareholders. For the purposes of this prospectus, a “shareholder” means a person who holds our certificated shares or is recorded as a beneficial owner of our shares with a depository pursuant to the Depositories Act, 1996, as amended, or the Depositories Act. Investors who purchase the ADSs will not be our shareholders and therefore will not be directly entitled to the rights conferred on our shareholders by our Articles of Association or the rights conferred on shareholders of an Indian company by Indian law. Our equity shares are in registered physical form as well as non physical or book-entry form. Investors are entitled to receive dividends and to exercise the right to vote in accordance with the deposit agreement. For additional information on the ADS, see “Description of American Depositary Shares.”

INVESTORS WHO PURCHASE THE ADSs IN ANY OFFERING MUST LOOK SOLELY TO THE DEPOSITARY BANK FOR THE PAYMENT OF DIVIDENDS, FOR THE EXERCISE OF VOTING RIGHTS ATTACHING TO THE EQUITY SHARES REPRESENTED BY THEIR ADSs AND FOR ALL OTHER RIGHTS ARISING IN RESPECT OF THE EQUITY SHARES.

General

We were incorporated in Kolkata, the State of West Bengal, India, as a public company on September 8, 1975 as “Rainbow Investment Limited.” Our name was subsequently changed to “Sterlite Cables Limited” on October 19, 1976 and finally to “Sterlite Industries (India) Limited” on February 28, 1986. Our company identification number is L65990TN1975PLC062634. Our registered office is presently situated in the State of Tamil Nadu at SIPCOT Industrial Complex, Madurai Bypass Road, T.V. Puram P.O., Tuticorin, State of Tamil Nadu 628 002, India.

Our register of members is maintained at our registered office.

Our activities are regulated by our Memorandum and Articles of Association. Our current Memorandum and Articles of Association were amended by a special resolution of our shareholders passed in December 2007. In addition to our Memorandum and Articles of Association, our activities are regulated by certain legislation, including the Indian Companies Act, the SCRA and the Securities Contracts (Regulation) Rules, 1957, as amended, or the SCR Rules.

Our Memorandum of Association permits us to engage in a wide variety of activities, including all of the activities that we are currently engaged in or intend to be engaged in, as well as other activities that we currently have no intention of engaging in. Our objects are set out at clause 3 of our Memorandum of Association.

Share Capital

Our authorized share capital is Rs. 1,850 million, divided into 925 million equity shares of par value Rs. 2 per equity share. As of March 31, 2009 and June 30, 2009, our issued share capital was Rs. 1,417.0 million, divided into 708,494,411 equity shares of par value Rs. 2 per equity share.

Changes in Capital or our Memorandum of Association and Articles of Association

Subject to the Indian Companies Act and our Articles of Association, we may, by passing an ordinary resolution or a special resolution, as applicable, at a general meeting or through postal ballot:

•	increase our authorized or paid up share capital;

•	consolidate all or any part of our shares into a smaller number of shares each with a larger par value;

•	split all or any part of our shares into a larger number of shares each with a smaller par value;

•	convert any of our paid-up shares into stock, and reconvert any stock into any number of paid-up shares of any denomination;

•	cancel shares which, at the date of passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of the authorized share capital by the amount of the shares so cancelled;

•	reduce our issued share capital; or

•	alter our Memorandum of Association or Articles of Association.

Directors

Under our Articles of Association, a director is not required to hold any qualification shares. There is no age limit requirement for the retirement of the directors.

Any director who is directly or indirectly interested in a contract or arrangement or proposed contract or arrangement entered into or to be entered into by us or on our behalf is required to disclose the nature of his interest at a meeting of the board of directors and such interested director shall not participate in any discussion of, or vote on, any contract, arrangement or proposal in which he is interested. In addition, we are prohibited from making loans, directly or indirectly, or providing any guarantee or security, directly or indirectly, in connection with any loans made by a third party, to our directors without the prior approval of the Central Government.

General Meetings of Shareholders

There are two types of general meetings of shareholders, an annual general meeting and an extraordinary general meeting. We must convene our annual general meeting within six months of the end of each financial year and must ensure that the intervening period between two annual general meetings does not exceed 15 months. The Registrar of Companies may extend this period in special circumstances at our request. Extraordinary general meetings may be convened at any time by our directors at their discretion or at the request of our shareholders holding in the aggregate not less than 10% of our paid-up capital. A notice in writing to convene a general meeting must set out the date, time, place and agenda of the meeting and must be provided to shareholders at least 21 days prior to the date of the proposed meeting. The requirement of the 21 days’ notice in writing may be waived if consent to shorter notice is received from all shareholders entitled to vote at the annual general meeting or, in the case of an extraordinary general meeting, from shareholders holding not less than 95% of our paid-up capital. General meetings are generally held at our registered office. Business may be transacted at a general meeting only when a quorum of shareholders is present. Five persons entitled to attend and to vote on the business to be transacted, each being a member or a proxy for a member or a duly authorized representative of a corporation which is a member, will constitute a quorum.

The annual general meetings deal with and dispose of all matters prescribed by our Articles of Association and by the Indian Companies Act, including the following:

•	the consideration of our annual financial statements and report of our directors and auditors;

•	the election of directors;

•	the appointment of auditors and the fixing of their remuneration;

•	the authorization of dividends; and

•	the transaction of any other business of which notice has been given.

Division of Shares

The Indian Companies Act provides that a company may sub-divide its share capital if its Articles of Association authorize the company to do so by adopting an ordinary resolution in its general meeting.

Our Articles of Association allow us in a general meeting to alter our Memorandum of Association and subdivide all or any of our equity shares into a larger number of shares with a smaller par value than originally fixed by the Memorandum of Association.

Voting Rights

Subject to any special terms as to voting on which any shares may have been issued, every shareholder entitled to vote who is present in person (including any corporation present by its duly authorized representative) shall on a show of hands have one vote and every shareholder present in person or by proxy shall on a poll have one vote for each share of which he is the holder. In the case of joint holders, only one of them may vote and in the absence of election as to who is to vote, the vote of the senior of the joint holders who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. Seniority is determined by the order in which the names appear in the register of members.

Voting is by show of hands unless a poll is ordered by the chairman of the meeting, who is generally the chairman of our board of directors but may be another director or other person selected by our board or the shareholders present at the meeting in the absence of the chairman, or demanded by a shareholder or shareholders holding at least 10% of the voting rights or holding paid-up capital of at least Rs. 50,000 (i.e. 25,000 shares of Rs. 2 each). Upon a poll, the voting rights of each shareholder entitled to vote and present in person or by proxy shall be proportionate to the capital paid-up on each share against our total paid-up capital. In the case of a tie vote, the chairman of the meeting, who is generally the chairman of our board of directors, has the right to cast a tie-breaking vote.

A shareholder may appoint any person (whether or not a shareholder) to act as his proxy to vote on a poll at any meeting of shareholders (or of any class of shareholders) in respect of all or a particular number of the shares held by him. A shareholder may appoint more than one person to act as his proxy and each such person shall act as proxy for the shareholder for the number of shares specified in the instrument appointing the person a proxy. The instrument appointing a proxy must be delivered to our registered office at least 48 hours prior to the meeting or in case of a poll, not less than 24 hours before the time appointed for taking of the poll. If a shareholder appoints more than one person to act as his proxy, each instrument appointing a proxy shall specify the number of shares held by the shareholder for which the relevant person is appointed as his proxy. A proxy does not have a right to speak at meetings. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at general meetings. Such a representative is not considered a proxy and he has the same rights as the shareholder by which he was appointed to speak at a meeting and vote at a meeting in respect of the number of shares held by the shareholder, including on a show of hands and a poll.

Subject to the Articles of Association and the Companies (Issue of Share Capital with Differential Voting Rights) Rules, 2001, as amended, the Indian Companies Act allows a public company to issue shares with different rights as to dividend, voting or otherwise, provided that it has distributable profits as specified under the Indian Companies Act for a period of three financial years immediately preceding the issue of such shares and has filed its annual accounts and annual returns for the immediately preceding three years.

Quorum

Our Articles of Association provide that a quorum for a general meeting is at least five shareholders entitled to vote and present in person.

Shareholder Resolutions

An ordinary resolution requires the affirmative vote of a majority of our shareholders entitled to vote in person or by proxy at a general meeting.

A special resolution requires the affirmative vote of not less than three-fourths of our shareholders entitled to vote in person or by proxy at a general meeting and casting a vote. The Indian Companies Act provides that to amend the Articles of Association, a special resolution approving such an amendment must be passed in a general meeting. Certain amendments, including a change in the name of the company, reduction of share capital, approval of variation of rights of special classes of shares and dissolution of the company require a special resolution.

Further, the Indian Companies Act requires certain resolutions such as those listed below to be voted on only by a postal ballot:

•	amendments of the memorandum of association to alter the objects of the company and to change the registered office of the company under Section 146 of the Indian Companies Act;

•	alteration of the articles of association in relation to insertion of provisions defining private company;

•	the issue of shares with differential rights with respect to voting, dividend or otherwise;

•	the sale of the whole or substantially the whole of an undertaking of the company;

•	providing loans, extending guarantees or providing a security in excess of the limits prescribed under Section 372A of the Indian Companies Act;

•	varying the rights of the holders of any class of shares or debentures or other securities;

•	the election of a director by minority shareholders; and

•	the buy-back of shares.

Dividends

Under the Indian Companies Act, unless the board of directors recommends the payment of a dividend, the shareholders at a general meeting have no power to declare any dividend. The board of directors may also declare interim dividends that do not need to be approved by the shareholders. A company pays dividends recommended by the board of directors and approved by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the board of directors. Pursuant to a recent amendment to the listing agreement, listed companies are required to declare and disclose their dividends on per share basis only. The dividend recommended by the Board of Directors and approved by the shareholders at a general meeting is distributed and paid to shareholders in proportion to the paid up value of their equity shares. The Indian Companies Act provides that shares of a company of the same class must receive equal dividend treatment. Dividends can only be paid in cash to the registered shareholder at a record date fixed on or prior to the annual general meeting or to his order or his banker’s order. No shareholder is entitled to a dividend while any lien in respect of unpaid calls on any of such shareholder’s shares is outstanding.

These distributions and payments are required to be paid to shareholders within 30 days of the annual general meeting where the resolution for declaration of dividends is approved. The dividend so declared is required to be deposited in a separate bank account within a period of five days from the date of declaration of such dividend. All dividends unpaid or unclaimed within a period of 30 days from the date of declaration of such dividend must be transferred within seven days of the end of such period to a special unpaid dividend account held at a scheduled bank. Any dividend which remains unpaid or unclaimed for a period of seven years from the date of the transfer to a scheduled bank must be transferred to the Investor Education and Protection Fund established by the Government of India and following such transfer, no claim shall lie against the Company or the Investor Education and Protection Fund. Under the Indian Companies Act, dividends in respect of a fiscal year may be paid out of the profits of a company in that fiscal year or out of the undistributed profits of previous fiscal years or both, after providing for depreciation in a manner provided for in the Indian Companies Act.

Under the Indian Companies Act, we are only allowed to pay dividends in excess of 10% of our paid-up capital in respect of any fiscal year from our profits for that year after we have transferred to our reserves a percentage of our profits for that year ranging between 2.5% to 10% depending on the rate of dividend proposed to be declared in that year in accordance with the Companies (Transfer of Profits to Reserves) Rules, 1975. “Reserves” are defined in the Guidance Note on Terms Used in Financial Statements issued by the Institute of Chartered Accountants of India as the portion of earnings, receipts or other surpluses of an enterprise (whether capital or revenue) appropriated by the management for a general or specific purpose other than a provision for depreciation or diminution in the value of assets or for a known liability. The Indian Companies Act and the Companies (Declaration of Dividend out of Reserves) Rules, 1975 provide that if profits for that year are insufficient to declare dividends, the dividends for that year may be declared and paid out from our accumulated profits transferred by us to our reserves, subject to the following conditions:

•	the rate of dividend to be declared shall not exceed the lesser of 10% of our paid-up capital or the average of the rates at which dividends were declared in the five years immediately preceding that year;

•	the total amount to be drawn from the accumulated profits may not exceed 10% of the sum of our paid-up capital and free reserves and any amount so drawn shall first be used to set off any losses incurred in that financial year; and

•	the balance of our reserves following such withdrawal shall not fall below 15% of our paid-up capital.

Distribution of Assets on a Winding-up

In accordance with the Indian Companies Act, all surplus assets remaining after payments are made to employees, statutory creditors, tax and revenue authorities, secured and unsecured creditors and the holders of any preference shares (though not in that order), shall be distributed among our equity shareholders in proportion to the amount paid up or credited as paid-up on such shares at the commencement of the winding-up.

Transfer of Shares

Under the Indian Companies Act, the shares of a public company are freely transferable, unless such a transfer contravenes applicable law or the regulations issued by the Securities and Exchange Board of India, or the SEBI, or the Sick Industrial Companies (Special Provisions) Act, 1985, as amended, or the SICA. The transferor is deemed to remain the holder until the transferee’s name is entered in the register of members.

In the case of shares held in physical form, we will register any transfers of equity shares in the register of members upon lodgment of the duly completed share transfer form, the relevant share certificate, or if there is no certificate, the letter of allotment, in respect of shares to be transferred together with duly stamped share transfer forms. In respect of electronic transfers, the depository transfers shares by entering the name of the purchaser in its register as the beneficial owner of the shares. In turn, we then enter the name of the depository in our records as the registered owner of the shares. The beneficial owner is entitled to all the rights and benefits and is subject to the liabilities attached to the shares held by the depository on his or her or its behalf.

Equity shares held through depositories are transferred in the form of book entries or in electronic form in accordance with the regulations laid down by SEBI. These regulations provide the regime for the functioning of the depositories and the participants and set out the manner in which the records are to be kept and maintained and the safeguards to be followed in this system.

SEBI requires that our equity shares for trading and settlement purposes be in book-entry form for all investors, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange. Transfers of equity shares in book-entry form require both the seller and the purchaser of the equity shares to establish accounts with depository participants appointed by depositories established under the Depositories Act. Charges for opening an account with a depository participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depository participant.

The depository transfers equity shares by entering the name of the purchaser in its books as the beneficial owner of the equity shares. In turn, we will enter the name of the depository in our records as the registered owner of the equity shares. The beneficial owner is entitled to all the rights and benefits as well as the liabilities with respect to the equity shares that are held by the depository. The register and index of beneficial owners maintained by our depository is deemed to be a register and index of our members and debenture holders under the Depositories Act. Transfers of beneficial ownership held through a depository are exempt from stamp duty. For this purpose, we have entered into an agreement for depository services with the National Securities Depository Limited and the Central Depository Services India Limited.

The requirement to hold the equity shares in book-entry form will apply to the ADS holders when the equity shares are withdrawn from the depositary facility upon surrender of the ADSs. In order to trade the equity shares in the Indian market, the withdrawing ADS holder will be required to comply with the procedures described above.

Our Articles of Association provide for certain restrictions on the transfer of equity shares, including granting power to the board of directors in certain circumstances, to refuse to register or acknowledge a transfer of equity shares or other securities issued by us. Under the listing agreements with the NSE and the BSE, which are collectively referred to as the Indian Stock Exchanges, on which our equity shares are listed, in the event we have not effected the transfer of shares within one month or where we have failed to communicate to the transferee any valid objection to the transfer within the stipulated time period of one month, we are required to compensate the aggrieved party for the opportunity loss caused during the period of delay.

If a company without sufficient cause refuses to register a transfer of equity shares within two months from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the Company Law Board, or the CLB, seeking to register the transfer of equity shares. The CLB may, in its discretion, issue an interim order suspending the voting rights attached to the relevant equity shares before completing its investigation of the alleged contravention.

In addition, the Indian Companies Act provides that the CLB may direct a rectification of the register of members for a transfer of equity shares which is in contravention of the SEBI regulations or the SICA or any similar law, upon an application by the company, a participant, a depository incorporated in India, an investor or the SEBI.

Under the Companies (Second Amendment) Act 2002, the CLB is proposed to be replaced with the National Law Tribunal with effect from a date that is yet to be notified.

Disclosure of Ownership Interest

Section 187C of the Indian Companies Act requires that beneficial owners of shares of companies who are not registered as holders of those shares must make a declaration to the company specifying the nature of his or her or its interest, particulars of the registered holder of such shares and such other particulars as may be prescribed. Any lien, charge, promissory note or other collateral agreement created, executed or entered into with respect to any equity share by its registered owner, or any hypothecation by the registered owner of any equity share, shall not be enforceable by the beneficial owner or any person claiming through the beneficial owner if such declaration is not made. Failure by a person to comply with Section 187C will not affect the company’s obligation to register a transfer of shares or to pay any dividends to the registered holder of any shares in respect of which the declaration has not been made.

Any investor who fails to comply with these requirements may be liable for a fine of up to Rs. 1,000 for each day such failure continues. Additionally, if the company fails to comply with the provisions of Section 187C, then the company and every defaulting officer may be liable for a fine of up to Rs. 100 for each day the default continues.

Alteration of Shareholder Rights

Under the Indian Companies Act, and subject to the provisions of the articles of association of a company and the relevant rules as issued by the Ministry of Corporate Affairs, where the share capital of a company is divided into different classes of shares, the rights of any class of shareholders can only be altered or varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class by a special resolution passed at a general meeting of the holders of the issued shares of that class, or pursuant to a judicial order sanctioning a compromise or arrangement between the company and such class of shareholders.

Share Register and Record Dates

We maintain our register of members at our registered office and all transfers of shares should be notified to us at such address. Our register of members is open to inspection during business hours by shareholders without charge and by other persons upon payment of a fee prescribed under the applicable law.

The register and index of beneficial owners maintained by a depository under the Depositories Act is deemed to be an index of members and register and index of debenture holders. We recognize as shareholders only those persons who appear on our register of members and we do not recognize any person holding any equity share or part thereof on trust, whether express, implied or constructive, except as permitted by law.

To determine which shareholders are entitled to specified shareholder rights, we may close the register of members. For the purpose of determining who our shareholders are, our register of members may be closed for periods not exceeding 45 days in any one year or 30 days at any one time. In order to determine our shareholders’ entitlement to dividends, it is our general practice to close the register of members for approximately ten to 20 days before the annual general meeting. The date on which this period begins is the record date. Under the listing agreements with each of the stock exchanges on which our equity shares are listed, we may, upon giving at least seven working days’ advance notice to the stock exchange, set a record date and/or close the register of members. The trading of our equity shares and the delivery of shares certificates may continue while the register of members is closed.

Annual Report

At least 21 days before an annual general meeting, we must circulate our annual report, which comprises of either a detailed or abridged version of our audited financial accounts, our directors’ report, our corporate governance report, and our auditor’s report, to the shareholders along with a notice convening the annual general meeting. In addition, we must furnish to the exchanges quarterly unaudited or audited results within 30 days after the end of each accounting quarter. In respect of results for the fourth quarter of that financial year, we can opt to publish audited results for the entire year within three months, and thus will not be required to publish unaudited results for the last quarter within 30 days. We are also required to send copies of our annual report to the NSE and BSE and to publish our financial results in at least one English language daily newspaper circulating in the whole or substantially the whole of India and also in a daily newspaper published in the language of the region where our registered office is situated. We are also required under the Indian Companies Act to make available upon the request of any shareholder our complete balance sheet and profit and loss account.

Under the Indian Companies Act, we must file with the Registrar of Companies our balance sheet and profit and loss account within 30 days of the date on which the balance sheet and profit and loss account were laid before the annual general meeting and our annual return within 60 days of the conclusion of that meeting.

Borrowing Powers

Our directors may raise, borrow or secure the payment of any sums of money for our purposes as they deem appropriate without the consent of a majority of the shareholders in a general meeting, provided that, the aggregate of the monies to be borrowed and the principal amount outstanding in respect of monies raised, borrowed or secured by us does not exceed the aggregate of our paid up share capital plus free reserves.

Issue of Equity Shares and Pre-emptive Rights

Subject to the provisions of the Indian Companies Act and our Articles of Association and to any special rights attaching to any of our equity shares, we may increase our share capital by the allotment or issue of new equity shares with preferred, deferred or other special rights or restrictions regarding dividends, voting, return of capital or other matters as we may from time to time determine by special resolution. We may issue preference shares that are redeemable or are liable to be redeemed at our option or the option of the holder in accordance with our Articles of Association.

Under the Indian Companies Act, new equity shares shall first be offered to existing shareholders in proportion to the amount they have paid up on their equity shares on the record date. The offer shall be made by written notice specifying:

•	the right, exercisable by the shareholders of record, to renounce the equity shares offered in favor of any other person;

•	the number of equity shares offered; and

•	the period of the offer, which may not be less than 15 days from the date of the offer. If the offer is not accepted, it is deemed to have been declined.

The offer is deemed to include a right exercisable by the person concerned to renounce the shares offered to him in favor of any other person. Our board of directors is permitted to distribute equity shares not accepted by existing shareholders in the manner it deems beneficial for us in accordance with our Articles of Association. Holders of ADSs may not be able to participate in any such offer.

However, under the provisions of the Indian Companies Act, new equity shares may be offered to non-shareholders, if this has been approved by a special resolution or by an ordinary resolution with the Government of India’s permission.

Capitalization of Profits and Reserves

Our Articles of Association allow our directors, with the approval of our shareholders by an ordinary resolution, to capitalize any part of the amount standing to the credit of our reserve accounts or to the credit of our profit and loss account or otherwise available for distribution. Any sum which is capitalized shall be appropriated among our shareholders in the same proportion as if such sum had been distributed by way of dividend. This sum shall not be paid out in cash and shall be applied in the following manner:

•	paying up any amount remaining unpaid on the shares held by our shareholders; or

•	issuing to our shareholders, fully paid bonus equity shares (issued either at par or a premium).

Any issue of bonus equity shares would be subject to the SEBI (Disclosure and Investor Protection) Guidelines, 2000, as amended, or SEBI Guidelines, which provide that:

•	no company shall, pending the conversion of convertible securities, issue any bonus equity shares unless a similar benefit is extended to the holders of such convertible securities through a reservation of equity shares in proportion to such conversion;

•	the bonus issue shall be made out of free reserves built out of genuine profits or share premium collected in cash only;

•	bonus equity shares cannot be issued unless all the partly paid up equity shares have been fully paid-up;

•	the company has not defaulted in the payment of interest or principal in respect of fixed deposits and interest on existing debentures or principal on redemption of such debentures;

•	a declaration of bonus equity shares in lieu of dividend cannot be made;

•	the company shall have sufficient reason to believe that it has not defaulted in the payment of statutory dues of the employees such as contribution to provident fund, gratuity and bonus;

•	any reserves created by a revaluation of fixed assets shall not be capitalized;

•	the articles of association of the company must contain provisions for the capitalization of reserves; and

•	the bonus issue must be implemented within two months from the date of approval by the board of directors.

Purchase of Own Equity Shares

A company may reduce its capital in accordance with the Indian Companies Act and the regulations issued by SEBI by way of a share buy-back out of its free reserves or securities premium account or the proceeds of any shares or other specified securities (other than the kind of shares or other specified securities proposed to be bought back) subject to certain conditions, including:

•	the buy-back must be authorized by the company’s Articles of Association;

•	a special resolution authorizing the buy-back must be passed in a general meeting;

•	the buy-back is limited to 25% of the company’s total paid up capital and free reserves in a fiscal year;

•	the ratio of debt owed is not more than twice the capital and free reserves after such buy-back;

•	the shares or other specified securities for share buy back are fully paid up; and

•	the buy-back is in accordance with the SEBI (Buy-Back of Securities) Regulation, 1998, as amended.

The first two conditions mentioned above would not be applicable if the number of equity shares bought back is less than 10% of our total paid up equity capital and free reserves and if such buy-back is authorized by the board of directors, provided that no buy-back shall be made within 365 days from the date of any previous buy-back. If such buy-back constitutes more than 10% of the total paid-up equity capital and free reserves of the company, it must be authorized by a special resolution of the company in general meeting. Our Articles of Association permit us to buy-back our equity shares.

Any equity shares which have been bought back by us must be extinguished within seven days. Further, we will not be permitted to buy-back any securities for a period of one year or to issue new securities of the same kind for six months except by way of a bonus issue or in discharge of our existing obligations such as conversion of warrants, stock option schemes, sweat equity or conversion of preference shares or debentures into equity. A company is also prohibited from purchasing its own shares or specified securities through any subsidiary company including its own subsidiary companies or in the event of non-compliance with certain other provisions of the Indian Companies Act.

ADS holders will be eligible to participate in a share buy-back in certain cases. An ADS holder may acquire equity shares by withdrawing them from the depositary facility and then selling those equity shares back to us in accordance with the provisions of applicable law as discussed above. ADS holders should note that equity shares withdrawn from the depositary facility may only be redeposited into the depositary facility under certain limited circumstances as specified under guidelines issued by the Government of India and the RBI, relating to a sponsored ADS facility and fungibility of ADSs. See “Item 10. Additional Information — D. Exchange Controls” in our Annual Report on Form 20-F.

There can be no assurance that the equity shares offered by an ADS investor in any buy-back of equity shares by us will be accepted by us. The position regarding regulatory approvals required for ADS holders to participate in a buy-back is not clear. ADS investors are advised to consult their Indian legal advisers prior to participating in any buy-back by us, including in relation to any regulatory approvals and tax issues relating to the share buy-back.

Rights of Minority Shareholders

The Indian Companies Act provides mechanisms for the protection of the rights of the minority shareholder. Where the share capital of a company is divided into different classes of shares and there has been variation in the rights attached to the shares of any class, the holders of not less than 10% of the issued shares of that class, who did not vote in favor of a resolution for the variation, have the right to apply to the CLB to have the variation cancelled and such variation shall not have any effect unless confirmed by the CLB.

Further, under the Indian Companies Act, shareholders holding not less than 10% of the issued share capital or shareholders representing not less than 10% of the total number of members or 100 members, whichever is lesser, provided that they have paid all calls and other sums due on their shares, have the right to apply to the CLB for an order to bring an end to the matter complained of, on the following grounds of oppression or mismanagement:

•	that the company’s affairs are being conducted in a manner prejudicial to public interest or in a manner oppressive to any member or members or in a manner prejudicial to the interests of the company; or

•	that a material change has taken place in the management or control of the company, whether by a change in its board of directors or management or in the ownership of the company’s shares and by reason of such change, it is likely that the affairs of the company will be conducted in a manner prejudicial to public interest or in a manner prejudicial to the interests of the company.

Provisions on Squeeze Out of Minority Shareholders

Under the Indian Companies Act, where an arrangement or contract involving a transfer of shares or any class of shares of a company to another company has been approved by holders holding not less than 90% in value of such class of shares, the transferee company has the right to give notice to any dissenting shareholder, within a specified time and in a prescribed manner, that it desires to acquire its shares.

Unless the CLB, upon an application made by a dissenting shareholder within a month of the aforementioned notice, orders otherwise, the transferee company has the right to acquire the shares of the dissenting shareholder on the same terms as those offered to the other shares to be transferred under the arrangement or contract.

Where, in pursuance of any such arrangement or contract, shares in a company are transferred to another company, and those shares, together with any other shares held by the transferee company (or its nominee or subsidiary company) in the transferor company, constitute not less than 90% in value of the shares, the transferee company is required to give notice of such fact to any remaining shareholders within a month of such transfer. Any such remaining shareholder may within three months of the notice from the transferee company, require the transferee company to acquire its shares. Where such notice is given by such remaining shareholder, the transferee company is bound to acquire those shares on the same terms as provided for under the arrangement or contract for the transfer of the other shares of the transferor company or on such terms as may be agreed or on terms that the CLB (upon an application of either the transferee company or the shareholder) thinks fit to order.

Book-Entry Shares and Liquidity

Our equity shares are compulsorily traded in book-entry form and are available for trading under both depository systems in India, namely, the National Securities Depository Limited and Central Depository Services (India) Limited. The International Securities Identification Number (ISIN) for our equity shares is INE 268A01031.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. is the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013, USA. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., Mumbai Branch, located at Ramnord House, 77 Dr. Annie Besant Road, Worli, Mumbai, India 400 018.

We have appointed Citibank, N.A. as depositary bank pursuant to a deposit agreement. A draft copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6 (Registration No. 333-139102). You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and under our name through the SEC’s website, http://www.sec.gov.

We are providing you with a summary description of the ADSs and your rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement. Statements in italics in this section are provided for your information but may not be contained in the deposit agreement.

Each ADS represents one equity share on deposit with the custodian bank. An ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and, if applicable, to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement is governed by New York law. However, our obligations to the holders of equity shares will continue to be governed by the laws of India, which may be different from the laws in the United States.

As an owner of ADSs, you may hold your ADSs by means of an ADR registered in your name, through a brokerage or safekeeping account or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As an ADS holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. ADS holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of confirmation from the custodian bank that such cash distribution has been received, the depositary bank will arrange for the funds to be converted into US dollars and for the distribution of the US dollars to the ADS holders.

The conversion into dollars will take place only if practicable and if the dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Equity Shares

Whenever we make a free distribution of equity shares for the securities on deposit with the custodian, we will notify the depositary bank and deposit the applicable number of equity shares with the custodian. Upon receipt of confirmation of such deposit from the custodian bank, the depositary bank will either distribute to holders new ADSs representing the equity shares deposited or modify the ADS-to-equity shares ratio, in which case each ADS you hold will represent rights and interests in the additional equity shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-equity shares ratio upon a distribution of equity shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new equity shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (for example, the US securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the equity shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Elective Distributions

If permitted by applicable law, whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional equity shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in India would receive upon failing to make an election, as more fully described in the deposit agreement.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional equity shares, we will give prior notice to the depositary bank and will indicate whether we wish such rights to be made available to you. In such case, we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You will have to pay the subscription price, fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new equity shares directly rather than new ADSs.

The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution.

If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

If permitted by applicable law, whenever we intend to distribute property other than cash, equity shares or rights to purchase additional equity shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the property, it may dispose of the property for the account of the holders in any manner it deems reasonably practicable.

Redemption

Whenever we decide to redeem any of the equity shares on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Equity Shares

The equity shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such equity shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the equity shares held on deposit. The depositary bank may in such circumstances deliver additional ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Equity Shares

If permitted under applicable law, the depositary bank may create ADSs on your behalf if you or your broker deposit equity shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you obtain all necessary government approvals and pay any applicable issuance fees and any charges and taxes payable for the transfer of the equity shares to the custodian. Your ability to deposit equity shares and receive ADSs may be limited by US and Indian legal considerations applicable at the time of deposit. In particular, in accordance with applicable regulations of the RBI and the Ministry of Finance, the depositary bank will only be able to accept additional equity shares for deposit into the ADS facility to the extent that there have previously been withdrawals of equity shares.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the equity shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

If you are permitted to make a deposit of equity shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	the equity shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such equity shares have been validly waived or exercised;

•	you are duly authorized to deposit the equity shares;

•	the equity shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	the equity shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, taxes, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Equity Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then the depositary bank will have the obligation to transfer to you the corresponding number of underlying equity shares at the custodian’s offices, subject to the laws of India. In order to withdraw the equity shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the equity shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the equity shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the equity shares or ADSs are closed, or (ii) equity shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

•	Any other circumstances specifically contemplated in the regulations promulgated by the SEC’s staff from time to time.

The depositary bank will only deliver equity shares upon surrender of ADSs to the extent the number of equity shares at that time deposited with the custodian have been listed for trading on the Indian Stock Exchanges and dematerialized. The depositary bank will process requests for withdrawal of the equity shares represented by ADSs surrendered to it on a first come, first served basis.

We expect the equity shares to be represented by the ADSs offered hereby to be (i) listed for trading on the Indian Stock Exchanges approximately 45 days after the closing of any offering of ADSs and (ii) dematerialized in the account of the Custodian approximately 10 Indian business days following receipt by the depositary bank of confirmation of listing on the Indian Stock Exchanges. We expect the equity shares to be represented by the ADSs issuable upon exercise of any over-allotment option to be (i) listed for trading on the Indian Stock Exchange approximately 45 days after the closing of the over-allotment option and (ii) dematerialized in the account of the Custodian approximately 10 Indian business days following receipt by the depositary bank of confirmation of listing of the equity shares for trading on the Indian Stock Exchanges.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As an ADS holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the equity shares represented by your ADSs. You will have no right to attend our general meetings in person. A holder of ADSs may withdraw the underlying equity shares from the ADS facility and vote as a direct shareholder, but there may not be sufficient time to do so after the announcement of an upcoming shareholders’ meeting. The voting rights of holders of equity shares are described in “Description of Share Capital.”

At our request, the depositary bank will mail to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the shares represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Services	Fees

Issuance of ADSs upon deposit of equity shares	Up to 5¢ per ADS issued
Surrender of ADSs for withdrawal of equity shares	Up to 5¢ per ADS surrendered
Distribution of cash dividends or other cash distribution	Up to 2¢ per ADS held
Exercise of rights to purchase additional ADSs	Up to 5¢ per ADS issued
Distribution of ADSs pursuant to stock dividend or other free stock distributions	Up to 5¢ per ADS issued
Distributions of cash proceeds (i.e., upon sale of rights or other entitlements)	Up to 2¢ per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to 5¢ per ADS held
Depositary services fee	Up to 2¢ per ADS held
Transfer of ADRs	Up to $1.50 per certificate presented for transfer

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	fees for the transfer and registration of equity shares (i.e., upon deposit and withdrawal of equity shares);

•	expenses incurred for converting foreign currency into US dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	fees and expenses incurred in connection with compliance with exchange control regulations and other applicable regulatory requirements;

•	fees and expenses incurred in connection with the delivery or servicing of equity shares on deposit; and

•	taxes and duties upon the transfer of securities (i.e., when equity shares are deposited or withdrawn from deposit).

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian account (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holdings ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. The depositary bank will provide, without charge, a copy of its latest fee schedule to anyone upon request.

The depositary bank has separately agreed to make available to us a portion of the net fees (after deduction of custody fees for the shares on deposit) it collects from ADS holders. These amounts will be available to cover certain expenses related to the establishment and maintenance of the ADR program, including:

•	legal fees and expenses;

•	ADS listing fees;

•	investor relations fees and expenses;

•	mailing and printing fees (i.e., for annual reports and proxy materials); and

•	website and web casting expenses.

Neither the depositary bank nor we can determine the exact amount of reimbursements the depositary bank will make available to us because the number of ADSs that will be issued and outstanding, the level of fees to be charged to holders of ADSs and our reimbursable expenses related to the ADR program are not known at this time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your prior consent. We undertake to give holders not less than 30 days’ prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement).

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the equity shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the deposit agreement:

•	For a period of one month after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the equity shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those equity shares on the same terms as prior to the termination. During such one month period the depositary bank will continue to collect all distributions received on the equity shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•	After the expiration of such one month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADSs and, if applicable, ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in equity shares, for the validity or worth of the equity shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Articles of Association or Memorandum of Association, any provision of any securities on deposit or by reason of any act of God or war or terrorism or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Articles of Association or Memorandum of Association or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting equity shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of equity shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of equity shares or release equity shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into US dollars if such conversion is practicable, and it will distribute the US dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	convert the foreign currency to the extent practicable and lawful and distribute the US dollars to the holders for whom the conversion and distribution is lawful and practicable;

•	distribute the foreign currency to holders for whom the distribution is lawful and practicable; and

•	hold the foreign currency (without liability for interest) for the applicable holders.

THE INDIAN SECURITIES MARKET

The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the Securities and Exchange Board of India, or SEBI, the BSE and the NSE and has not been prepared or independently verified by us or any of our affiliates or advisors.

The Indian Securities Market and Stock Exchange Regulations

India has a long history of organized securities trading. In 1875, the first stock exchange was established in Mumbai.

India’s stock exchanges are regulated primarily by SEBI, as well as by the Government of India acting through the Ministry of Finance, Capital Markets Division, under the SCRA and the Securities Contracts (Regulation) Rules, 1957, as amended, or the SCR Rules. The SCR Rules, along with the rules, bylaws and regulations of the respective stock exchanges, regulate the recognition of stock exchanges, the qualifications for membership thereof and the manner in which contracts are entered into and enforced between members.

The Securities and Exchange Board of India Act 1992, as amended, or the SEBI Act, provided for the establishment of SEBI to protect the interests of investors in securities and to promote the development of, and to regulate, the securities market and matters connected or incidental to the securities market. The SEBI Act granted powers to SEBI to, among other things, regulate the Indian securities market, including stock exchanges and other intermediaries in the securities market, to promote and monitor self-regulatory organizations, to prohibit fraudulent and unfair trade practices and insider trading, to regulate substantial acquisitions of shares and takeovers of companies, to call for information, to undertake inspections and to conduct inquiries and audits of stock exchanges, self regulatory organizations, intermediaries and other persons associated with the securities market.

SEBI has also issued guidelines concerning minimum disclosure requirements for public companies, rules and regulations concerning investor protection, insider trading, substantial acquisition of shares and takeovers of companies, buy-backs of securities, delisting of securities, employees stock option plans, stock brokers, merchant bankers, underwriters, mutual funds, foreign institutional investors, credit rating agencies and other securities market participants.

Listing and Delisting

The listing of securities on recognized Indian stock exchanges is regulated by the SCRA, the SCR Rules and the listing agreements of the respective stock exchanges. Under the SCR Rules, the governing body of each stock exchange is empowered to suspend trading of or dealing in a listed security for breach by a listed company of its obligations under such stock exchanges’ listing agreement, subject to such company receiving prior notice of such intent of the stock exchange.

In order to ensure availability of floating stock of listed companies, the SEBI has notified amendments to the listing agreement. All listed companies are required to ensure that their minimum level of public shareholding remains at or above 25%. This requirement does not apply to those companies who at the time of their initial listing had offered at least 10% of the issue size to the public pursuant to Rule 19(2)(b) of the SCR Rules, and which fulfil certain other conditions provided in the SCR Rules However, such listed companies are required to maintain the minimum level of public shareholding at 10% of the total number of issued ordinary shares of a class or kind for the purposes of listing. Failure to comply with this clause in the listing agreement requires the listed company to delist its shares pursuant to the terms of the delisting guidelines issued by SEBI and may result in penal action being taken against the listed company.

The provisions of the SEBI (Delisting of Equity Shares) Regulations, 2009, as amended, or the Delisting Regulations, and the SCR Rules govern voluntary and compulsory delisting of equity shares of listed Indian companies from any of the recognized stock exchanges. A company may voluntarily delist from a stock exchange provided that the securities of the company have been listed for a minimum period of three years on any recognized stock exchange, the delisting has been approved by two-thirds of the public shareholders, and the company, the promoter and/or the directors of the company provide an exit opportunity and purchase the outstanding securities from those holders who wish to sell them at a price determined in accordance with the Delisting Regulations (an exemption from this last condition on providing an exit opportunity and purchasing the outstanding shares may be granted by SEBI if the securities remain listed on the NSE or the BSE).

In the event a company seeks to voluntarily delist from a stock exchange, it is required to provide an exit opportunity to the other shareholders and seek the in-principle approval of the stock exchange. This exit opportunity involves a price discovery process known as the “book building process.” A delisting offer can be launched by any promoter seeking to delist the securities of the company. The delisting offer needs to be supported by a resolution approved by the board of directors and a resolution approved by three-fourths of the shareholders of the listed company through a postal ballot. In addition, the special resolution of the shareholders can be acted upon if, and only if, the votes cast by public shareholders in favour of the proposal amount are at least two times the number of votes cast by public shareholders against it (non-promoters and holders of depository receipts are considered non-public shareholders). Following the approval of the shareholders, the promoter is required to issue a public announcement relating to the delisting offer. The offer price shall be at or above a floor price determined in accordance with the provisions of the Delisting Regulations.

The Delisting Regulations and the SCR Rules also provide the stock exchanges the power to delist the securities of companies on certain grounds, including: if a company is incurring losses during the preceding three consecutive years and has negative net worth; the trading in the securities of the company has remained suspended for a minimum period of six months; the securities of a company have remained infrequently traded during the preceding three years; the company or any of its promoters or directors have been convicted for failure to comply with any provisions of the SEBI Act or the Depositories Act, or rules and regulations made thereunder and given a sentence of not less than three years; or there has been failure to raise the public shareholdings within a specified time to the minimum level applicable to the company under its listing agreement. Any order for compulsory delisting can be made only after considering representations received from aggrieved persons. In the event that the securities of a company are delisted by a stock exchange, the fair value of the securities shall be determined by an independent valuer appointed by the stock exchange from a panel of experts selected by the stock exchange. If a listed company is delisted by the stock exchange, the listed company can file an appeal before the Securities Appellate Tribunal. The Delisting Regulations do not permit the relisting of equity shares following a delisting for a period of five years (in a voluntary delisting) and ten years (if the stock exchanges initiate the delisting).

We have entered into listing agreements with the BSE and the NSE. These agreements require us to adhere to certain corporate governance requirements, including ensuring that we have a minimum number of independent directors on our board of directors, specify the required composition of various committees, such as our audit committee and remuneration committee, and subject us to continuing disclosure requirements.

Disclosures under the Indian Companies Act and Securities Regulations

All companies, including public limited companies, are required under the Indian Companies Act to prepare and file with the Registrar of Companies and circulate to their shareholders audited annual accounts that comply with the disclosure requirements under the Indian Companies Act. In addition, a listed company is subject to continuing disclosure requirements pursuant to the terms of its listing agreement with the relevant stock exchange and SEBI regulatory requirements. Companies are also required to publish unaudited financial statements (though subject to a limited review by the company’s auditors), on a quarterly basis and are required to inform the related stock exchanges immediately regarding any sensitive information that would be likely to affect the stock price.

Indian Stock Exchanges

There are currently 23 recognized stock exchanges in India, most of which have a governing board for self-regulation. A number of these exchanges have been directed by SEBI to file schemes for demutualization as part of the move towards greater investor protection. The BSE and the NSE hold prominent positions among the stock exchanges in terms of the number of listed companies, market capitalization and trading activity.

With effect from April 1, 2003, the stock exchanges in India operate on a trading day plus two, or T+2, rolling settlement system. At the end of the T+2 period, obligations are settled with buyers of securities paying for and receiving securities, while sellers transfer and receive payment for securities. For example, trades executed on a Monday would typically be settled on a Wednesday. In order to contain the risk arising out of the transactions entered into by the members of various stock exchanges either on their own account or on behalf of their clients, the stock exchanges have designed risk management procedures, which include compulsory prescribed margins on the individual broker members, based on their outstanding exposure in the market, as well as stock-specific margins from the members.

To restrict abnormal price volatility, SEBI has instructed stock exchanges to apply the following price bands calculated at the previous day’s closing price (there are no restrictions on price movements of index stocks):

•	Market Wide Circuit Breakers. In order to restrict abnormal price volatility in any particular stock, SEBI has instructed stock exchanges to apply daily circuit breakers, which do not allow transactions beyond certain price volatility. An index based market-wide (equity and equity derivatives) circuit breaker system has been implemented and the circuit breakers are applied to the market for movement by 10%, 15% and 20% for two prescribed market indices: the BSE Sensitive Index, or Sensex, for the BSE and the Nifty for the NSE, or the NSE Nifty, whichever is breached earlier. If any of these circuit breaker thresholds are reached, trading in all equity and equity derivatives markets nationwide is halted.

•	Price Bands. Price bands are circuit filters of 20% movements either up or down, and are applied to most securities traded in the markets, excluding securities included in the BSE Sensex and the NSE Nifty and derivatives products. In addition to the market-wide index based circuit breakers, there are currently in place varying individual scrip wise bands (except for scrips on which derivative products are available or scrips included in indices on which derivative products are available) of 20% either way for all other scrips.

BSE

The BSE is one of the stock exchanges in India on which our equity shares are listed. Established in 1875, it is the first stock exchange in India to have obtained permanent recognition in 1956 from the Government of India under the SCRA and has evolved over the years into its present status as the largest stock exchange in India. Pursuant to the BSE (Corporatization and Demutualization) Scheme 2005 of SEBI, with effect from August 20, 2005, the BSE has been incorporated and is now a company under the Indian Companies Act.

The BSE has switched over to an on-line trading network since May 1995 and has expanded this network to over 349 cities in India. As of March 2009, the BSE had 1,007 members comprising 175 individual members, 809 Indian companies and 23 foreign institutional investors. Only a member of the BSE has the right to trade in the stocks listed on the BSE. As of March 2009, there were 4,929 companies trading on the BSE and the estimated market capitalization of stocks trading on the BSE was Rs. 30,861 billion. In March 2009, the average daily turnover on the BSE was approximately Rs. 34,895 million. As of March 2009, the BSE had 15,402 trader work stations spread over 349 cities.

Derivatives trading commenced on the BSE in 2000. The BSE has also wholesale and retail debt trading segments. Retail trading in government securities commenced on the BSE in January 2003. The following two indices are generally used in tracking the aggregate price movements on the BSE. The BSE Sensex consists of listed shares of 30 large market capitalization companies. The companies are selected on the basis of market capitalization, liquidity and industry representation. The Sensex was first compiled in 1986 with the fiscal year ended March 31, 1979 as its base year. The BSE 100 Index (formerly the BSE National Index) contains listed shares of 100 companies including the 30 in Sensex with fiscal 1984 as the base year. The BSE 100 Index was introduced in January 1989.

NSE

Our equity shares are also listed in India on the NSE. The NSE was established by financial institutions and banks to provide nationwide, online, satellite-linked, screen-based trading facilities for market-makers and electronic clearing and settlement for securities including government securities, debentures, public sector bonds and units. The NSE was recognised as a stock exchange under the SCRA in April 1993 and commenced operations in the wholesale debt market segment in June 1994. The capital market (equities) segment commenced operations in November 1994 and operations in the derivatives segment commenced in June 2000. In March 2009, the average daily traded value of the capital market segment was Rs. 101,400 million. As of March 31, 2008, the NSE had 1,075 trading members and over 21,083 registered sub-brokers on the capital market segment and the wholesale debt market segment. The NSE launched the NSE 50 index, now known as S&P CNX NIFTY, on April 22, 1996 and the Mid-cap Index on January 1, 1996. As of April 17, 2009, the market capitalisation of the NSE was approximately Rs. 33,106 billion. With a wide network in major metropolitan cities, screen based trading, a central monitoring system and greater transparency, the NSE has lately recorded high volumes of trading.

Trading Hours

Trading on both the BSE and the NSE normally occurs Monday through Friday, between 9:55 a.m. and 3:30 p.m. The BSE and the NSE are closed on public holidays.

Trading Procedure

In order to facilitate smooth transactions, in 1995 BSE replaced its open outcry system with the BSE On-line Trading, or BOLT, facility in 1995. This totally automated screen based trading in securities was put into practice nation-wide. This has enhanced transparency in dealings and has assisted considerably in smoothing settlement cycles and improving efficiency in back-office work.

The NSE has introduced a fully automated trading system called National Exchange for Automated Trading, or NEAT, which operates on a strict price / time priority. This system enables efficient trade. NEAT has lent considerable depth in the market by enabling large number of members all over India to trade simultaneously, narrowing the spreads significantly.

Stock Market Indices

The following two indices are generally used in tracking the aggregate price movements on the BSE. The BSE Sensex consists of listed shares of 30 large market capitalization companies. The companies are selected on the basis of market capitalization, liquidity and industry representation. Sensex was first compiled in 1986 with the fiscal year ended March 31, 1979 as its base year. The BSE 100 Index (formerly the BSE National Index) contains listed shares of 100 companies including the 30 in Sensex with fiscal 1984 as the base year. The BSE 100 Index was introduced in January 1989.

Internet-Based Securities Trading and Services

SEBI approved internet trading in January 2000. Internet trading takes place through order routing systems, which route client orders to exchange trading systems for execution. This permits clients throughout the country to trade using brokers’ Internet trading systems. Stock brokers interested in providing this service are required to apply for permission to the relevant stock exchange and also have to comply with certain minimum conditions stipulated by SEBI.

Takeover Code

The SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, as amended, or the Takeover Code, prescribes certain thresholds of securities ownership or trigger points that give rise to certain obligations. The Takeover Code requires disclosure of the aggregate shareholding or voting rights in a listed company by any acquiror who acquires shares or voting rights which (taken together with shares or voting rights, if any, already held by such acquiror) entitle such acquiror to more than 5%, 10%, 14%, 54% or 74% of the shares or voting rights in that company.

SEBI has recently amended the Takeover Code to make it mandatory for the promoters and promoter group of listed companies to disclose the creation and enforcement of a pledge on the equity shares held by such persons. The Takeover Code also requires (unless specifically exempted) the making of an open offer to acquire an additional 20% of the voting capital of a company in the following circumstances:

(a) any acquiror, who together with persons acting in concert with such acquiror, acquires or agrees to acquire 15% or more of the equity shares or voting rights in the company;

(b) any acquiror who, together with persons acting in concert with such acquiror, has acquired 15% or more, but less than 55%, of the equity shares or voting rights in the shares of the company and who acquires additional shares or voting rights entitling such acquiror to exercise more than 5% of the voting rights in any financial year ending March 31;

(c) any acquiror who, together with persons acting in concert with such acquiror, has acquired 55% or more, but less than 75%, of the shares or voting rights in the shares of the company (or, where the company concerned had obtained the initial listing of its shares by making an offer of at least 10% of the issue size to the public pursuant to Rule 19(2)(b) of the SCR Rules, less than 90% of the shares or voting rights in the company) and who acquires any additional shares entitling the acquiror to exercise voting rights or voting rights; provided that an acquiror together with persons acting in concert with such acquirer, may acquire additional shares or voting rights that entitle such acquiror to up to 5% of the voting rights in a company without making a public announcement if the acquisition is made through open market purchases on the stock exchanges, but not through bulk deal/block deal/negotiated deal/preferential allotment; or if the increase in shareholding or voting rights of the acquirer is pursuant to a buyback of shares by the company, and the post acquisition shareholding of the acquiror and persons acting in concert does not exceed 75%;

(d) any acquiror who, together with persons acting in concert with such acquiror, holds 55% or more, but less than 75%, of the shares or voting rights of the company (or, where the company concerned had obtained the initial listing of its shares by making an offer of at least 10% of the issue size to the public pursuant to Rule 19(2)(b) of the SCR Rules, less than 90% of the shares or voting rights in the company), intends to consolidate its holdings while ensuring that the public shareholding in the target company does not fall below the minimum level permitted by the listing agreement with the stock exchanges; or

(e) any acquiror who acquires control over the company (directly or indirectly), irrespective of whether there has been any acquisition of shares or voting rights in the company.

However, in the event a public offer is made pursuant to item (d) above (an acquiror who holds 55% or more but less than 75%), the minimum size of the public offer to acquire the voting capital of the target company is required to be the lesser of 20% of the voting capital of the company or such other lesser percentage of the voting capital of the company as would, assuming full subscription of the offer, enable the acquiror, together with persons acting in concert with him, to increase his holding to the maximum level possible, which is consistent with the target company meeting the requirements of minimum public shareholding as set forth in the listing agreement.

The Takeover Code introduces the “chain principle” by which the acquisition of a holding company will obligate the acquiror to make a public offer to the shareholders of each subsidiary company which is listed.

Further, if the acquisition of voting capital of a target company made by an acquiror pursuant to a public offer results in the public shareholding in the target company being reduced below the minimum level required in the listing agreements with the stock exchanges for the purpose of continuous listing, the acquiror is required to take necessary steps to facilitate compliance of the target company with the relevant provisions of the listing agreement within the time period stated in the listing agreements.

The Takeover Code sets out the contents of the required public announcements as well as the minimum offer price. The minimum offer price depends on whether the shares of the company are “frequently” or “infrequently” traded (as defined in the Takeover Code). In case the shares of the company are frequently traded, the minimum offer price shall be the higher of:

•	the negotiated price under the agreement for the acquisition of shares in the company;

•	the highest price paid by the acquiror or persons acting in concert with such acquiror for any acquisitions, including through an allotment in a public, preferential or rights issue, during the 26-week period prior to the date of public announcement; and

•	the average of the weekly high and low of the closing prices of the shares of the company quoted on the stock exchange where the shares of the company are most frequently traded during the 26-week period prior to the date of public announcement, or the average of the daily high and low of the prices of the shares as quoted on the stock exchange where the shares of the company are most frequently traded during the two weeks preceding the date of public announcement, whichever is higher.

Specific obligations of the acquiror and the board of directors of the target company in the offer process have also been specified. Acquirors making a public offer also must deposit in an escrow account a percentage of the total consideration payable under the public offer, which will be forfeited in the event that the acquiror does not fulfill its obligations.

The Takeover Code, subject to certain conditions specified in the Takeover Code, exempts certain specified acquisitions from the requirement of making a public offer, including, among others, the acquisition of shares:

•	by allotment in a public issue or a rights issue;

•	by underwriters pursuant to an underwriting agreement;

•	by registered stockbrokers in the ordinary course of business on behalf of clients;

•	in unlisted companies;

•	pursuant to a scheme of reconstruction or amalgamation approved by a court in India or abroad;

•	pursuant to a scheme under Section 18 of the Sick Industries Companies (Special Provisions) Act, 1985;

•	resulting from transfers between companies belonging to the same group of companies, as defined in the Monopolies and Restrictive Trade Practices Act, 1969, as amended, or between relatives or between “qualifying promoters” of a publicly listed company or between qualifying Indian promoters and foreign collaborators who are shareholders;

•	by way of transmission through inheritance or succession;

•	resulting from transfers by Indian venture capital funds or foreign venture capital investors registered with SEBI, to promoters of a venture capital undertaking or venture capital undertaking pursuant to an agreement between such venture capital funds or foreign venture capital investors with such promoters or venture capital undertaking;

•	by government controlled companies, unless such acquisition is made pursuant to a disinvestment process undertaken by the Government of India or a state government;

•	pursuant to a change in control by takeover/restoration of the management of the borrower company by the secured creditor in terms of the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interest Act, 2002;

•	acquisition of shares by a person in exchange for equity shares received under a public offer made under the Takeover Code; and

•	in accordance with guidelines and regulations relating to delisting of securities as specified by SEBI.

The Takeover Code does not apply to acquisitions in the ordinary course of business by public financial institutions either on their own account or as a pledgee. An application may also be filed with the takeover panel seeking an exemption from the open offer requirements of the Takeover Code. Pursuant to a recent amendment, a listed company can apply to SEBI to waive requirements under the Takeover Code in relation to an acquisition of a listed company in circumstances where the board of directors of the listed company has been taken over by the Government of India and there is a plan for a transparent and competitive process for the operations of the listed company.

In addition, the provisions of the Takeover Code relating to the making of a public offer do not apply to the acquisition of ADRs or global depository receipts so long as they are not converted into equity shares carrying voting rights.

Insider Trading Regulations

The SEBI (Prohibition of Insider Trading) Regulations 1992, as amended, or the Insider Trading Regulations, have been established by SEBI to prohibit and penalize insider trading in India. The Insider Trading Regulations prohibit an “insider” from dealing, either on his own behalf or on behalf of any other person, in the securities of a company listed on any stock exchanges when in possession of unpublished price-sensitive information. The terms “insider”, “unpublished” and “price-sensitive information” are defined in the Insider Trading Regulations.

“Insider” means any person who (i) is or was connected with the company or is deemed to have been connected with the company and who is reasonably expected to have access to unpublished price-sensitive information in respect of the securities of a company or (ii) has received or has had access to such unpublished price-sensitive information. “Unpublished” means information which is not published by the Company or its agents and is not specific in nature. The Insider Trading Regulations clarify that speculative reports in print or electronic media are not considered published information. “Price-sensitive information” means any information which relates directly or indirectly to a company and which if published is likely to materially affect the price of securities of the company, such as the periodic financial results of the company, intended declaration of dividends (both interim and final), issue of securities or buy-back of securities.

The insider is also prohibited from communicating, counselling or procuring, directly or indirectly, any unpublished price-sensitive information to any other person who while in possession of such unpublished price-sensitive information is prohibited from dealing in securities. The prohibition under the Insider Trading Regulations extends to all persons, including a company dealing in the securities of a company listed on any stock exchange or associate of that other company, while in possession of unpublished price-sensitive information.

Any person who holds more than 5% of the shares or voting rights in any listed company is required to disclose to the company on a continuous basis the number of shares or voting rights held by such person and any change in such holding since the last disclosure made (even if such change results in the shareholding falling below 5%), where such change exceeds 2% of the total shareholding or voting rights in the company. Such disclosure is required to be made within two working days of either: (i) the receipt of intimation of allotment of shares; or (ii) the acquisition or sale of shares or voting rights, as the case may be.

Further, all directors and officers of a listed company are required to disclose to the company the number of shares or voting rights held and derivatives positions taken by such person within two working days of becoming a director or officer of such company. All directors and officers of a listed company are also required to make periodic disclosures of their shareholding in the company.

The Insider Trading Regulations make it compulsory for listed companies and certain other entities associated with the securities market to establish an internal code of conduct to prevent insider trading deals and also to regulate disclosure of unpublished price-sensitive information within such entities so as to minimize misuse of such information. To this end, the Insider Trading Regulations provide a model code of conduct. Amendments to the Insider Trading Regulations require that the model code of conduct should not be diluted in any manner and shall be complied with.

The model code of conduct has also been amended to prohibit all directors, officers and designated employees who buy or sell any number of shares of the company from entering into opposite transactions during the next six months following the prior transaction. All directors and designated employees have also been prohibited from taking positions in derivative transactions involving shares of the company at any time. Further, certain provisions pertaining to, inter alia, reporting requirements have also been extended to dependants of directors, officers and designated employees of the company.

Depositories

In August 1996, the Indian Parliament enacted the Depositories Act which provides a legal framework for the establishment of depositories to record ownership details and effectuate transfers in book-entry form. SEBI established the Securities and Exchange Board of India (Depositories and Participants) Regulations 1996, as amended, which provide for, among other things, the registration of depositories and participants, the rights and obligations of the depositories, participants, the issuer companies and the beneficial owners, pledge of securities held in book-entry form, and procedure for the conversion to book-entry form of shares held in physical form.

Trading of securities in book-entry form commenced in December 1996. In January 1998, SEBI notified scrips of various companies for compulsory book-entry trading by certain categories of investors. Subsequently, SEBI has significantly increased the number of scrips in which book-entry form trading is mandatory for all investors. The SEBI (Disclosure and Investor Protection) Guidelines, 2000, as amended, provide that no company may make a public or rights issue or an offer for sale of securities unless the company enters into an agreement with a depository for book-entry of securities already issued or proposed to be issued to the public or existing shareholders and the company gives an option to subscribers, shareholders or investors to receive the security certificates or hold securities in book-entry form with a depository.

SEBI has also provided that the issue and allotment of shares in initial public offerings and/or the trading of shares shall only be in electronic form, and the company gives an option to subscribers, shareholders or investors either to receive the security certificates or to hold the securities in book-entry form with a depository.

Under the Depositories Act, every person subscribing to securities offered by an issuer has an option to either receive the security certificates or hold the securities with a depository. The Indian Companies Act provides that Indian companies making any initial public offerings of securities for or in excess of Rs. 100 million ($2.05 million) should issue the securities in book-entry form.

However, even in case of scrips notified for compulsory dematerialized trading, investors, other than institutional investors, are permitted to trade in physical shares on transactions outside the stock exchange where there are no requirements of reporting such transactions to the stock exchange, and on transactions on the stock exchange involving lots of less than 500 securities.

Transfers of shares in book-entry form require both the seller and the purchaser of the equity shares to establish accounts with depositary participants registered with the depositaries established under the Depositories Act, 1996. Charges for opening an account with a depositary participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depositary participant and have to be borne by the account holder. Upon delivery, the shares shall be registered in the name of the relevant depositary on the company’s books and this depositary shall enter the name of the investor in its records as the beneficial owner. The transfer of beneficial ownership shall be effected through the records of the depositary. The beneficial owner shall be entitled to all rights and benefits and subject to all liabilities in respect of his securities held by a depositary.

Derivatives (Futures and Options)

Trading in derivatives is governed by the SCRA and the SEBI Act. Trading in derivatives in India takes place either on separate and independent derivatives exchanges or on a separate segment of an existing stock exchange. The derivative exchange or a derivative segment of a stock exchange functions as a self-regulatory organization under the supervision of SEBI. Derivatives products have been introduced in a phased manner in India.

Calculation of Total Foreign Investment in Indian Companies

Press Note No. 2 (2009 Series), effective from February 13, 2009, or Press Note No. 2, issued by the Department of Industrial Policy and Promotion, or DIPP, read with the clarificatory guidelines for downstream investment under Press Note No. 4 (2009 Series) dated February 25, 2009, or Press Note No. 4, issued by the DIPP (collectively with Press Note No. 2, the Press Notes), determine the calculation of foreign investment in an Indian company.

Foreign investment is defined broadly and includes investment by foreign institutional investors and non-resident Indians, and foreign investment in the form of American depositary receipts, global depositary receipts, foreign currency convertible bonds, convertible preference shares and convertible debentures.

Press Note No. 2 specifies that all investments made directly by a non-resident entity in an Indian company would be considered as foreign investment. Further, in relation to an investment by an Indian company in another Indian company, if (i) the investing Indian company is owned and controlled by resident Indian citizens, and (ii) foreign entities do not own or control the investing Indian company, then the foreign investment in the investing Indian company will not be considered for calculation of the foreign investment in the second Indian company. However, if the requirements under (i) and (ii) above are not satisfied, then the entire investment of the investing Indian company in the second Indian company being invested in will be considered foreign investment.

Pursuant to Press Note No. 2, an investing company shall be considered (i) “owned” by resident Indian citizens or foreign entities if more than 50% of its equity interest is beneficially owned by resident Indian citizens or foreign entities, as the case may be, and (ii) “controlled” by resident Indian citizens or foreign entities if the resident Indian citizens or foreign entities, as the case may be, have the power to appoint a majority of its directors.

Press Note No. 4 provides guidelines relating to downstream investments by Indian companies that have foreign investment. These guidelines are based on the principle that downstream investments by Indian companies owned or controlled by foreign entities should follow the same rules as those applicable to direct foreign investment. In respect of downstream investments by Indian companies that are not owned or controlled by foreign entities, there would not be any restrictions.

For the purpose of downstream investments, Press Note No. 4 classifies Indian companies into (i) operating companies, (ii) operating-and-investing companies and (iii) investing companies. In connection with foreign investment in these categories of Indian companies, Press Note No. 4 provides that:

1. Operating company:  Foreign investment in an operating company will need to comply with the terms and conditions for foreign investment in the relevant sector(s) in which such company operates;

2. Operating-and-investing company:  Foreign investment in such a company will need to comply with the terms and conditions for foreign investment in the relevant sector(s) in which such company operates. Further, the investee Indian company in which downstream investments are made by such company will need to comply with the terms and conditions for foreign investment in the relevant sectors in which the investee Indian company operates; and

3. Investing company:  An “investing company” has been defined under Press Note No. 4 as an Indian company holding only direct or indirect investments in other Indian companies other than for trading of such holdings. Any foreign investment in such company will require the prior approval of the Foreign Investment Promotion Board, or FIPB.

Press Note No. 4 further provides that foreign investment in an Indian company that does not have (i) any operations, and (ii) any downstream investments, will require the prior approval of the FIPB.

GOVERNMENT OF INDIA APPROVALS

Legal Regime

The issue of ADSs by an Indian company is primarily regulated by the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depository Receipt Mechanism) Scheme, 1993, as amended, or the ADR Scheme, and the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2000, as amended, or the Regulations, read with Circular F. No. 15/7/1999-NRI dated January 19, 2000, or the Circular, issued by the Ministry of Finance, Department of Economic Affairs, Government of India, which permit Indian companies to issue ADSs in accordance with the procedure laid down thereunder without obtaining any regulatory approvals except in certain cases.

An Indian company can issue ADRs if it is eligible to issue shares to persons resident outside India under the foreign direct investment scheme. However, an Indian listed company which is not eligible to raise funds from the Indian capital markets, including a company which has been restricted from accessing the securities market by the SEBI, is not eligible to issue ADRs.

Automatic Route

Foreign direct investment in our company is permitted under the automatic route and non-resident investors are permitted to hold up to 100% of our equity share capital. Erstwhile overseas corporate bodies, or OCBs, as defined under applicable RBI regulations, who are not eligible to invest in India and entities prohibited to buy, sell or deal in securities by the SEBI are not eligible to subscribe to ADSs issued by Indian companies. In the event that the issue related expenses (including fixed expenses such as underwriting commissions, lead manager’s charges, legal expenses and other reimbursable expenses) exceed the prescribed ceiling of 7% of the issue, we would be required to obtain the approval of the RBI.

Pricing of an ADS Issue

Pursuant to a circular dated November 27, 2008, the pricing guidelines set forth under the ADR Scheme in relation to ADS issues have been amended.

The issue price should be not less than the average of the weekly high and low of the closing prices of the related shares quoted on the stock exchange during the two weeks preceding the “relevant date”, where the “relevant date” means the date of the meeting in which our Board of Directors or the Committee of Directors duly authorized by the Board of Directors decides to open the proposed issue.

Regulatory Filings

We are required to make the following filings in connection with the issue of ADSs:

•	full details of the ADS issue including details of our equity capital structure, the number of ADSs issued, the ratio of ADSs to the underlying shares, amount raised by this issue and amount repatriated with the RBI in the form specified in Annexure C of the Regulations, within 30 days from the date of closing of the ADS issue;

•	a quarterly return with the RBI in the form specified in Annexure D of the Regulations within 15 days of the close of the calendar quarter; and

•	a return of allotment with the Registrar of Companies, at the time of issuance of the new equity shares.

Declaration for Equity Shares Beneficially Owned

Section 187C of the Indian Companies Act requires the holder of record of an equity share to declare details of the beneficial owner and vice versa within the prescribed periods. Any person who defaults in making the said declaration within such period is liable to pay a fine of up to Rs. 1,000 for each day of such continuing default. However, the failure to comply with Section 187C would not affect the obligation of the company to register a transfer of shares or pay any dividends to the registered holder of any shares, in respect of which such a declaration has not been made.

Approvals Received by the Company

We intend to obtain in-principle approvals for the issue and allotment of the equity shares underlying the ADSs from the BSE and the NSE, respectively, prior to the allotment of the equity shares. We are also required to apply for and obtain the approval for listing and trading of the equity shares underlying the ADSs after the completion of the allotment of the equity shares.

PLAN OF DISTRIBUTION

We or any selling security holder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities will state the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

In the case of a rights offering, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties. If we enter into a standby underwriting agreement, we may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a rights offering for us. Any rights offering by us will need to be in compliance with applicable Indian laws and regulations. Equity shares (directly or in the form of ADSs) subscribed by the selling shareholder or, where the rights offering involves standby underwriters, subscribed by the standby underwriters may be resold by them by one or more of the methods described above.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale of securities offered through this prospectus, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us and the names of the underwriters and the terms of the transaction will be set forth in the accompanying prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. The underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly, subject to compliance with any applicable Indian law and regulation. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, any selling security holder and the underwriters may engage in derivative transactions involving the securities subject to compliance with any applicable Indian law and regulation. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or a selling security holder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement, subject to compliance with any applicable Indian law and regulation.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business, for which they may receive customary compensation.

LEGAL MATTERS

The validity of the equity shares offered by this prospectus will be passed upon for us by S&R Associates, our Indian counsel. Certain matters relating to US federal securities law in connection with any offering pursuant to this prospectus will be passed upon by Latham & Watkins LLP, our US counsel. Latham & Watkins LLP may rely upon S&R Associates with respect to certain matters governed by Indian law.

EXPERTS

The consolidated financial statements and related financial statement schedule included in Schedule II of Sterlite Industries (India) Limited incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended March 31, 2009, and the financial statements from which the Selected Consolidated Financial Data appearing under the heading “Item 3. Key Information — A. Selected Consolidated Financial Data” in the Annual Report on Form 20-F of the Company for the year ended March 31, 2009 have been derived, and the effectiveness of Sterlite Industries (India) Limited’s internal control over financial reporting have been audited by Deloitte Haskins & Sells, Mumbai, India, an independent registered public accounting firm, as stated in their reports appearing herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and includes an explanatory paragraph referring to the convenience translation of the Indian Rupee amounts into US dollar amounts and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements, financial statement schedule, and Selected Consolidated Financial Data have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Haskins & Sells are located at 12, Dr. Annie Besant Road, Opposite Shiv Sagar Estate, Worli, Mumbai 400018, India.

The information included in this prospectus regarding the ore reserves is based on estimates determined by Sterlite and in respect of BALCO’s Mainpat and Bodai-Daldali bauxite mines and HZL’s Rampura Agucha, Zawar and Rajpura Dariba zinc mines, have been reviewed and confirmed as being reported in compliance with Industry Guide 7 of the SEC by SRK Consulting (UK) Limited in reliance upon the authority of such firm as experts in geology, mine planning, metallurgy, mineral evaluation and mineral reserve estimation and the consent of such firms to its inclusion.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	Indemnification of Directors and Officers

Section 201 of the Indian Companies Act states that, subject to specified exceptions, any provision, whether contained in the Articles of Association of a company or in any agreement, exempting or indemnifying any director, officer or agent of the company against any liability in respect of any negligence, default, breach of duty or breach of trust which would by law otherwise attach to such director, officer or auditor, shall be void.

However, pursuant to the exceptions permitted under Indian law, our Articles of Association provide for indemnification of any director, officer or agent against any liability incurred by such person in successfully defending any proceeding, whether civil or criminal, in which such person is acquitted in whole or in part on the grounds that such person had acted honestly and reasonably, or in connection with an application made by a director, officer or accountant to the High Court of the relevant state for relief for reason that he or she has a reason to apprehend that any proceeding may be brought against him in respect of any negligence, default, breach of duty, malfeasance or breach of trust in which relief has been granted by such High Court.

Vedanta maintains a directors and officers liability insurance policy with coverage outside the United States which insures our directors and officers against damages and cost of defense, settlement and payment of judgments arising from any claim made against our directors or officers for wrongful acts committed in the course of their service to us in those capacities. As of the date of this prospectus, no claims for directors and officers liability insurance have been filed under this policy against any of our directors or officers and we are not aware of any pending or threatened litigation or proceeding involving any of our directors or officers in which indemnification is sought.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification of our company and our officers and directors.

ITEM 9.	Exhibits

See Exhibit Index beginning on page II-6 of this prospectus.

ITEM 10.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mumbai, State of Maharashtra, India, on July 15, 2009.

STERLITE INDUSTRIES (INDIA) LIMITED

By:	/s/ Dindayal Jalan
Name:     Dindayal Jalan

Title: Whole Time Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Dindayal Jalan, Vinod Bhandawat and Tarun Jain as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on July 15, 2009.

Signature	Title

Anil Agarwal	Non-Executive Chairman

/s/ Navin Agarwal Navin Agarwal	Executive Vice-Chairman

/s/ Rajagopal Kishore Kumar Rajagopal Kishore Kumar	Chief Executive Officer (principal executive officer)

/s/ Vinod Bhandawat Vinod Bhandawat	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Dindayal Jalan Dindayal Jalan	Whole Time Director

/s/ Berjis Minoo Desai Berjis Minoo Desai	Non-Executive Director

/s/ Gautam Bhailal Doshi Gautam Bhailal Doshi	Non-Executive Director

Signature	Title

/s/ Sandeep H. Junnarkar Sandeep H. Junnarkar	Non-Executive Director

Authorized Representative

/s/ Donald Puglisi Donald Puglisi Puglisi & Associates	Authorized Representative in the United States.

INDEX TO EXHIBITS

Exhibit
Number		Description of Document

1	.1*	Form of Underwriting Agreement.
3.1		Certificate of Incorporation of Sterlite Industries (India) Limited, as amended (incorporated by reference to Exhibit 3.1 of Amendment No. 5 to the Registration Statement on Form F-1 (File No. 333-138739), as filed with the SEC on June 4, 2007).
3.2		Memorandum of Association of Sterlite Industries (India) Limited, as amended (incorporated by reference to Exhibit 1.2 of the annual report on Form-20F for fiscal 2008 (File No. 001-33175) of Sterlite Industries (India) Limited, as filed with the SEC on June 30, 2008).
3.3		Articles of Association of Sterlite Industries (India) Limited, as amended (incorporated by reference to Exhibit 3.3 of Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-138739), as filed with the SEC on February 8, 2007).
4.1		Form of Deposit Agreement among Sterlite Industries (India) Limited, Citibank, N.A., as Depositary, and the Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder (including as an exhibit, the form of American Depositary Receipt) (incorporated by reference to Exhibit (a) of Pre-Effective Amendment No. 2 to the Registration Statement on Form F-6 (File No. 333-139102), as filed with the SEC on June 15, 2007).
4.2		Specimen Certificate for Equity Shares (effective as of November 30, 2006) (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form 8-A (File No. 001-33175) as filed with the SEC on November 30, 2006).
4.3		Form of American Depositary Receipt (incorporated by reference to the form of American Depositary Receipt filed under Rule 424(b)(3) relating to the Registration Statement on Form F-6 (File No. 333-139102), as filed with the SEC on July 13, 2009).
5	.1**	Opinion of S&R Associates regarding the validity of the equity shares.
8	.1**	Opinion of Latham & Watkins LLP as to certain US tax matters.
23	.1**	Consent of Deloitte Haskins & Sells, independent registered public accounting firm.
23	.2**	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
23	.3**	Consent of S&R Associates (included in Exhibit 5.1).
23	.4**	Consent of SRK Consulting (UK) Limited.
24	.1**	Powers of Attorney (included as part of signature page hereof).

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.

**	Filed herewith.